As filed with the Securities and Exchange Commission on March 21, 2023

Registration No. 333-228980

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement (File No. No. 333- 222043)

Post-Effective Amendment No. 2 to Form S-8 Registration Statement (File No. No. 333- 228980)

Post-Effective Amendment No. 2 to Form S-8 Registration Statement (File No. No. 333- 188042)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (File No. No. 333- 258819)

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CASI Pharmaceuticals, Inc.

(As successor in interest to CASI Pharmaceuticals, Inc.)

(Exact name of registrant as specified in its charter)

Cayman Islands	58-1959440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1701-1702, China Central Office Tower 1 No. 81 Jianguo Road, Chaoyang District, Beijing	100025
People’s Republic of China	(Zip Code)
+86 (10) 6508 6063
(Address of Principal Executive Offices)

CASI Pharmaceuticals, Inc.

2011 Long-Term Incentive Plan

Non-Plan Stock Option Award

2021 Long-Term Incentive Plan

(Full title of the plan)

Alexander A. Zukiwski, MD

CASI Pharmaceuticals, Inc.

9620 Medical Center Drive, Suite 300

Rockville, MD 20850

240-864-2600

(Name and address and telephone number of agent for service)

With a copy to:

Peter X. Huang, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

30/F, China World Office 2

1 Jian Guo Men Wai Avenue

Beijing 100004, P.R. China

Tel: +86 (10) 6535-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE*

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

*	No additional securities are to be registered, and the registration fee was previously calculated and paid in connection with the filing of the original Registration Statements (File No. 333- 222043, File No. 333- 228980, File No. 333- 188042 and File No. 333- 258819). Therefore, no further registration fee is required.

Explanatory Statement

These Post-Effective Amendments are being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by CASI Pharmaceuticals, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), as successor issuer to CASI Pharmaceuticals, Inc., a Delaware corporation (“CASI DE”). The Company succeeded to the interests of CASI DE following a redomicile merger pursuant to an agreement and plan of merger dated as of January 31, 2023 (the “Merger Agreement”) between the Company and CASI DE. Pursuant to the Merger Agreement, CASI DE merged with and into the Company, with the Company surviving the merger and each issued and outstanding shares of CASI DE’s common stock being converted into the right to receive one ordinary share of the Company. In addition, the Company assumed CASI DE’s existing obligations with respect to all outstanding options to purchase shares of CASI DE’s common stock and all other outstanding equity awards granted to directors, employees and consultants under CASI DE’s 2011 Long-Term Incentive Plan and 2021 Long-Term Incentive Plan, and certain other non-plan stock options to provide for the issuance of an equal number of the Company’s ordinary shares rather than the common stock of CASI DE upon the exercise of the awards, under the same terms and conditions. These Post-Effective Amendments pertain to the adoption by the Company of the registration statements on Form S-8 (the “Registration Statements”) with File No. 333- 222043, File No. 333- 228980, File No. 333- 188042 and File No. 333- 258819. The Company hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing of each original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information Incorporated by Reference.

The following documents previously filed by CASI DE or the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act are incorporated by reference in this Registration Statement:

(a)	CASI DE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and filed with the Commission on March 28, 2022;

(b)	CASI DE’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2022 and filed with the Commission on November 14, 2022;

(c)	All other reports filed by CASI DE pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2021.

(d)	The description of ordinary shares of the Company contained under the heading “Description of Share Capital of CASI Cayman” in the Company’s registration statement on Form F-4 (File No. 333-269479) filed with the Commission on January 31, 2023, including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to these Registration Statements which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in these Registration Statements and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of these Registration Statements to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Company’s articles of association provide that its directors and officers shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default.

The Company expects to enter into indemnification agreements with each of its directors, executive officers and other officers and employees (including officers and employees of its subsidiaries) who currently have indemnification agreements with CASI DE. In addition, the Company expects to have insurance coverage under policies which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Form of Amended and Restated Memorandum and Articles of Association of CASI Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form F-4 (Reg. No. 333-269479), filed by the Company on January 31, 2023, as amended).

4.2	CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan, as amended (previously filed with, and incorporated herein by reference to CASI DE’s Definitive Proxy Statement filed on April 30, 2019).

4.3	CASI Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan, as amended (previously filed with, and incorporated herein by reference to CASI DE’s Definitive Proxy Statement filed on May 10, 2021).

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the legality of the registered shares.

23.1*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1 filed hereto).

23.2*	Consent of KPMG Huazhen LLP.

24.1	Power of Attorney (included in the signature page to this Registration Statement).

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to each of these Registration Statements:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, PRC on March 21, 2023.

CASI Pharmaceuticals, Inc.

By:	/s/ Wei-Wu He, Ph.D.
Wei-Wu He, Ph.D.
Chief Executive Officer and Chairman to the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Wei-Wu He, Ph.D. and Kun Qian as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Wei-Wu He, Ph.D.		March 21, 2023
Wei-Wu He, Ph.D.	Chairman of the Board and CEO
(Principal Executive Officer)
/s/ Kun Qian		March 21, 2023
Kun Qian	Global Controller
(Principal Financial Officer)
/s/ Y. Alexander Wu, Ph.D.		March 21, 2023
Y. Alexander Wu, Ph.D.	Director

/s/ Zhenbo Su		March 21, 2023
Zhenbo Su	Director

/s/ Thomas Folinsbee		March 21, 2023
Thomas Folinsbee	Director

/s/ Xuebo Zeng		March 21, 2023
Xuebo Zeng	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CASI Pharmaceuticals, Inc., has signed this registration statement in City of Rockville, State of Maryland, on March 21, 2023.

AUTHORIZED U.S. REPRESENTATIVE

/s/ Alexander A. Zukiwski
Name:	Alexander A. Zukiwski
Title:	Chief Medical Officer